Exhibit 99.1

FOR IMMEDIATE RELEASE:                                                      NEWS
August 14, 2002                                      Nasdaq National Market-ACTT

           ACT TELECONFERENCING ANNOUNCES SECOND QUARTER 2002 RESULTS 10% Revenue growth and second quarter loss of $0.21 per share

DENVER - ACT Teleconferencing, Inc. (Nasdaq National Market-ACTT), an independent worldwide provider of audio, video, and web-based conferencing products and services, today announced results for its second quarter ending June 30, 2002.


The Company reported second quarter revenues of $12.9 million, an increase of 10% compared with revenues of $11.8 million in second quarter 2001. The Company incurred a net loss of $1.9 million in second quarter 2002 compared with a net loss of $1.5 million in the first quarter of 2002 and a net loss of $205,000 in second quarter 2001. Loss per share was $0.21 in second quarter 2002 compared with a loss per share of $0.17 in first quarter 2002 and a loss per share of $0.03 in second quarter 2001.

The Company presented the following revenue trend by product line.

                                       Q1        Q2        Q3        Q4        Q1        Q2       %Chg      6 Months
Revenue Trend $000                    2001      2001      2001      2001      2002      2002       Ann        2002
------------------                    ----      ----      ----      ----      ----      ----       ---        ----
Automated audioconferencing           $1,698    $1,841    $2,311    $2,930    $2,714    $2,526      37%         48%
New global services (phase in)           -         -         -         -         130       262     -           -
Videoconferencing                        691       590       605     2,869     3,892     4,071     590%        522%
Miscellaneous services                   309       510       295       201       186       325     (36)%       (38)%
                                     -------   -------   -------   -------   -------   -------    ----        ----
Subtotal                               2,698     2,941     3,211     6,000     6,922     7,184     144%        150%
Attended audioconferencing             5,839     5,626     4,531     4,064     4,622     5,258      (7)%       (14)%
                                     -------   -------   -------   -------   -------   -------    ----        ----
Subtotal                               8,537     8,567     7,742    10,064    11,544    12,442      45%         40%
Concert (phase out)                    2,988     3,255     3,034     2,456     1,226       518     (84)%       (72)%
                                     -------   -------   -------   -------   -------   -------    ----        ----
Total revenues                       $11,525   $11,822   $10,776   $12,520   $12,770   $12,960      10%         10%
                                     =======   =======   =======   =======   =======   =======    ====        ====

Automated services, videoconferencing, and new global services grew by 144% over second quarter 2001 and by 150% for the six months reflecting mainly the purchase of PictureTel and Proximity. Revenue growth excluding Concert was 45%. Overall revenue growth was 10% for the quarter and first six months of 2002.

On a sequential basis, for second quarter 2002 compared to first quarter 2002, automated audio conferencing volumes grew 23% but reflected 24% lower average prices as customers continued to switch to ReadyConnect, ACT's fully automated reservationless product. Average selling price for automated services reduced from $0.17 per minute to $0.13. Net automated revenues therefore declined by 7% for the quarter. The Company's core business attended audioconferencing services grew sequentially by 14% both in volume and revenue terms reflecting stable pricing of $0.34 per minute.

The Company said that by June 2002 it had retained or replaced approximately 30% of the reduced Concert volumes. This growth included a 102% quarter over quarter revenue increase on the new global services platform with continued growth anticipated in the second half of 2002.

The company noted the following important aspects for shareholders:

     o Effective August 6, 2002 approximately 2,000 internal users of a channel partner in Europe have been instructed to switch their conferencing usage to ACT international services by September 30, 2002.

     o Effective August 9, 2002 the Company commenced working on a managed services project with a channel partner for an initial pilot project for 36 million minutes in annualized automated volumes. Prior to implementation of this pilot, total audioconferencing minutes for ACT are approximately 150 million minutes per annum.

     o ACT has been awarded the European business for one of the world's largest banking and insurance companies. This carries a second-source opportunity in other countries especially in the USA.

     o    Operating leverage for each incremental dollar of sale amounts to 77%.

The Company also updated its financial model. Variable telecommunication costs were 19% of sales for the quarter. Other variable costs amount to 4% of sales, resulting in an average incremental profit contribution of approximately 77% on each additional sale. Fixed cash costs amounted to an average of $3.2 million per month and are expected to run at $3.2 million per month or slightly less for the rest of the year. Interest, taxes, depreciation and amortization are expected to approximate $550,000 per month for the rest of the year or $1.65 million per quarter. Capital expenditures for the first six months of 2002 were $1 million.

                                            Q1        Q2        Q3        Q4        Q1        Q2       Year     6 Months
Model $000                                 2001      2001      2001      2001      2002      2002      2001       2002
----------                                 ----      ----      ----      ----      ----      ----      ----       ----
Revenues                                  $11,525   $11,822   $10,776   $12,520   $12,770   $12,960   $46,643    $25,730
Variable telecom costs                      2,186     2,494     1,643     1,845     2,702     2,511     8,168      5,213
Other variable costs                          251       510       175       163       445       492     1,099        937
Fixed cash costs                            7,251     7,617     6,725     9,638     9,530     9,738    31,231     19,268
One time charges                              -         -         -         -         -         300       -          300
                                          -------   -------   -------   -------   -------   -------   -------    -------
Ebitda                                      1,837     1,201     2,233       874        93       (81)    6,145         12
Interest, taxes, depreciation*              1,485     1,366     1,684     1,825     1,634     1,651     6,360      3,284
Net income (loss)                             352      (165)      549      (951)   (1,541)   (1,732)     (215)    (3,273)
Preferred stock dividends                      40        40        40       258       -         130       378        130
                                          -------   -------   -------   -------   -------   -------   -------    -------
Net income (loss) available to common
shareholders                                  312      (205)      509    (1,209)   (1,541)   (1,862)     (593)    (3,403)
                                          =======   =======   =======   =======   =======   =======   =======    =======
Variable telecom cost %                        19%       21%       15%       15%       21%       19%       18%        20%
Other variable cost %                           2%        4%        2%        1%        3%        4%        2%         4%
Fixed cash cost %                              63%       64%       62%       77%       75%       77%       67%        76%
Ebitda %                                       16%       10%       21%        7%        1%      (1)%       13%         0%

     *Includes amortization

The Company said it would discuss the general outlook at its conference call on Wednesday, August 14, 2002 at 2:15 p.m. MDST.

                                                      Three Months Ended                Six Months Ended
Selected Financial Data $000                    June 30, 2002    June 30, 2001   June 30, 2002    June 30, 2001
----------------------------                    -------------    -------------   -------------    -------------
Net revenue                                             12,960           11,822          25,730           23,347
                                                       =======          =======         =======          =======
Gross profit                                             4,483            5,321           8,908           10,867
Selling, general and administrative expenses             5,759            4,699          11,258            9,270
                                                       -------          -------         -------          -------
Operating income (loss)                                 (1,276)             622          (2,350)           1,597
Interest                                                   336              227             680              624
Taxes                                                      120              145             243              370
                                                       -------          -------         -------          -------
Net income (loss) before extraordinary item             (1,732)             251          (3,273)             603
Extraordinary item                                         -                416             -                416
                                                       -------          -------         -------          -------
Net income (loss) after extraordinary item              (1,732)            (165)         (3,273)             187
Preferred dividends                                        130               40             130               80
                                                       -------          -------         -------          -------
Net income (loss) available to common
shareholders                                            (1,862)            (205)         (3,403)             107
                                                       =======          =======         =======          =======
Weighted average number of shares - basic                8,932            6,091           8,972            6,055
Weighted average number of shares - diluted              8,932            6,091           8,972            6,558

Earnings (loss) per share - basic and diluted            (0.21)           (0.03)          (0.38)            0.02

Balance Sheet $000                                           June 30, 2002            December 31, 2001
------------------                                           -------------            -----------------
Cash                                                             3,356                        5,127
Other current assets                                            12,819                       10,382
Net equipment                                                   19,153                       18,108
Goodwill                                                        20,264                       16,476
Other non-current assets                                         3,745                        3,394
                                                               -------                      -------
Total assets                                                    59,337                       53,487
                                                               =======                      =======

Current liabilities                                             17,417                       16,869
Long-term liabilities                                            7,506                        7,455
Convertible preferred stock                                      4,481                          -
Shareholders' equity                                            29,933                       29,163
                                                               -------                      -------
Total liabilities and shareholders' equity                      59,337                       53,487
                                                               =======                      =======

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web-based conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, uniform billing custom designed, managed services and local language services. The Company's headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT's Internet address is www.acttel.com.


Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented above include both audited and unaudited financial information and have been extracted from the Company's financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes.


                                    Contact:
   ACT Teleconferencing, Inc. Liza Kaiser, IR/Corporate Communications Manager
                Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com